                                                                  EXHIBIT (a)(1)



This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, trust company manager, bank manager, lawyer, accountant or other professional advisor.

ALL $ OR DOLLAR REFERENCES IN THIS OFFER AND THE OFFERING CIRCULAR ARE IN U.S. DOLLARS UNLESS OTHERWISE STATED.

                           [COUNSEL CORPORATION LOGO]

                                    OFFER BY
                               COUNSEL CORPORATION
                                   TO PURCHASE

              ALL OF THE $40,861,000 AGGREGATE PRINCIPAL AMOUNT OF
      6% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE OCTOBER 31, 2003
                          ON THE BASIS OF $750 IN CASH
                 FOR EACH $1,000 PRINCIPAL AMOUNT OF DEBENTURES,
                      PLUS ANY ACCRUED AND UNPAID INTEREST

                                       AND

                                 CONSENT REQUEST

       TO AMEND THE TERMS OF THE TRUST INDENTURE GOVERNING SUCH DEBENTURES

         Counsel Corporation ("Counsel" or the "Corporation") invites holders (collectively, the "Debentureholders") of its 6% Convertible Unsecured Subordinated Debentures due October 31, 2003 (the "Debentures") to deposit Debentures pursuant to this offer to purchase, upon the terms and subject to the conditions set out herein. THE OFFER EXPIRES AT 5:00 P.M. (TORONTO TIME) ON OCTOBER 20, 2003, UNLESS EXTENDED (THE "EXPIRY TIME").

         The Offer is for all of the outstanding Debentures. At the date hereof, $40,861,000 principal amount of the Debentures are outstanding. The intentions of the directors and senior officers of the Corporation regarding tendering of Debentures to the Offer are set forth in Section 8 of this Offering Circular, "Acceptance of the Offer and Solicitation".

         In conjunction with the Offer, the Corporation is requesting consents from Debentureholders through instruments in writing (the "Consents") to amend the Existing Trust Indenture, as described in the Offering Circular. Debentureholders who tender under the Offer will be deemed to have delivered Consents. The Proposed Amendments require the consent of Debentureholders representing at least 66 2/3% of the aggregate principal amount of Debentures.

         The Debentures are listed and posted for trading on The Toronto Stock Exchange (the "TSX"). On August 11, 2003 Counsel announced its intention to offer to purchase all of the outstanding Debentures on the basis of $750 in cash or 8% unsecured subordinated notes, or a combination of cash and 8% notes, and 100 common share purchase warrants of the Corporation for each $1,000 principal amount of Debentures (the "Original Offer"). On September 9, 2003 Counsel announced amendments to the terms of the Original Offer to purchase the Debentures on the basis of $750 in cash for each $1,000 principal amount of Debentures (the "Offer"). On September 8, 2003, the last full trading day prior to the announcement of the Offer, the closing price of the Debentures on the TSX was $60 (being $600 per principal amount of $1,000).

         The Offer is conditional upon certain conditions which are described in
Section 9 of the Offer, "Conditions of the Offer". The Solicitation is conditional upon certain conditions which are described in Section 10 of the Offer, "Conditions of the Consent Solicitation".

         The purpose of this Offer and Solicitation is to repurchase the Debentures and to amend the terms of the Existing Trust Indenture, so as to provide the Debentureholders with a cash alternative to receiving Common Shares at maturity. Under the existing Trust Indenture, Counsel has the option to satisfy its obligation to pay principal upon redemption or at maturity by the issuance of Common Shares to Debentureholders (the "Share Payment Option"). On September 9, 2003, Counsel delivered to Debentureholders a notice indicating its intention to exercise the Share Payment Option under the Trust Indenture, which specified that Debentureholders will receive 690 Common Shares per $1,000 principal amount of Debentures as payment for such Debentures on maturity. The Offer and Solicitation provide Debentureholders with certainty with respect to their holdings and eliminate the risk attributable to the Share Payment Option. The Offer of $750 cash represents approximately a 16% premium over the weighted average trading price of the Debentures for the month of August, 2003 and approximately a 14% premium over the weighted average trading price of the Debentures for the first eight months of 2003. In the event that the Requisite Consents are not obtained prior to the maturity date of the Debentures (October 31, 2003), the Corporation will repay the remaining Debentures by issuing Common Shares. The formula in the Existing Trust Indenture used to determine the amount of Common Shares to be issued at maturity pursuant to the Share Payment Option would result in the issuance of approximately 28,194,000 Common Shares if 100% of the Debentures are repaid via this option. There are currently approximately 20,453,000 Common Shares outstanding. The Common Shares trade on both the TSX and Nasdaq stock exchanges with average daily trading volumes of approximately 11,000 and 7,000 shares per day, respectively, over the 12 months ending August 31, 2003. The issuance of additional Common Shares to repay the Debentures could affect the trading price of those shares. Accordingly, receipt of Common Shares in exchange for Debentures at maturity may not be conducive to the monetization of a Debentureholder's position.

         NEITHER COUNSEL NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY DEBENTUREHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING DEBENTURES AND CONSENT TO THE PROPOSED AMENDMENTS UNDER THE SOLICITATION. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. EACH DEBENTUREHOLDER MUST MAKE THE DECISION WHETHER TO DEPOSIT THE DEBENTURES UNDER THE OFFER AND CONSENT TO THE SOLICITATION. DEBENTUREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO DEPOSIT DEBENTURES TO THE OFFER AND CONSENT TO THE SOLICITATION AND, IF SO, HOW MUCH OF THE DEBENTURES TO DEPOSIT.

         DEBENTUREHOLDERS SHOULD CAREFULLY CONSIDER THE INCOME TAX CONSEQUENCES OF ACCEPTING THE OFFER. SEE SECTION 16 OF THE OFFERING CIRCULAR, "CANADIAN FEDERAL INCOME TAX CONSIDERATIONS".

         Any Debentureholder desiring to deposit all or any portion of his or her Debentures under the Offer and consent to the Solicitation must properly complete and sign the Consent, Letter of Transmittal and Election Form (or a photocopy thereof) in accordance with the instructions in such Consent, Letter of Transmittal and Election Form and deliver it and all other required documents to Computershare Trust Company of Canada as depositary (the "Depositary"), and deliver the certificates for such Debentures to the Depositary as set forth in
Section 7 of the Offer, "Procedure for Depositing Debentures and Consenting", or request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. ANY DEBENTUREHOLDER HAVING DEBENTURES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE SHOULD CONTACT SUCH PERSON OR INSTITUTION IF HE OR SHE DESIRES TO DEPOSIT SUCH DEBENTURES. Any Debentureholder who desires to deposit Debentures and whose certificates for such Debentures are not immediately available must deposit such Debentures by following the procedures for guaranteed delivery set forth in Section 7 of the Offer to Purchase, "Procedure for Depositing Debentures and Consenting". Questions and requests for assistance may be directed to BMO Nesbitt Burns Inc. (the "Dealer Manager") or to the Depositary. Additional copies of the Offer, the Offering Circular, the Consent, the Letter of Transmittal and Election Form and the Notice of Guaranteed Delivery (as defined) may be obtained without charge on request from the Depositary at its offices shown on the last page of this document.

                     NOTICE TO HOLDERS WHO ARE U.S. PERSONS

         This Offer is made for securities of a Canadian company. The Offer is subject to Canadian disclosure requirements that are different from those of the United States.

         It may be difficult for a Debentureholder to enforce its rights and any claim it may have arising under United States federal securities laws, as Counsel is located in Canada, none of its officers are resident in the United States and all but one of its directors are non-residents of the United States. A Debentureholder may not be able to sue a Canadian company or its officers or directors in a Canadian court for violations of United States securities laws. It may be difficult to compel a Canadian company and its affiliates to subject themselves to a United States court's judgement.

         Debentureholders should be aware that the acceptance of the Offer may have tax consequences both in the United States and in Canada. The consequences for holders who are resident in, or citizens of, the United States are not described in this document and such holders should seek their own tax advice.

         Debentureholders should be aware that, except for the period during which the Offer is outstanding, Counsel may purchase Debentures other than under the Offer, such as in open market or privately negotiated purchases.

                             CURRENCY EXCHANGE RATES

         All references in the Offer and in the Offering Circular to "dollars" and "$" refer to U.S. dollars, unless otherwise expressly stated.

         The following table sets forth, for each period indicated, the noon spot rate for one U.S. dollar expressed in Canadian dollars, during such period, and the exchange rate at the end of such period, based upon information provided by the Bank of Canada:

                                                 YEAR ENDED DECEMBER 31,
                                        ----------------------------------------
                JAN. 1 - AUGUST 31,
                        2003               2002            2001           2000
                -------------------     ---------         ------         -------
Average (1)            1.4378             1.5704          1.5484         1.4852
Period end             1.4073             1.5796          1.5926         1.5002

--------
(1)   Average of the Noon Rate for the applicable period.


         On September 10, 2003, the noon rate of exchange quoted by the Bank of Canada for U.S.$1.00 was Cdn$1.3659, the inverse of which is Cdn.$1.00 for U.S.$0.7321.

         September 12, 2003

         This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Debentureholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. However, the Corporation may, in its sole judgement, take such action as it may deem necessary to extend the Offer to Debentureholders in such jurisdiction.

          NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION AS TO WHETHER A DEBENTUREHOLDER SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING DEBENTURES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER OR IN THE CONSENT, LETTER OF TRANSMITTAL AND ELECTION FORM. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION.

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

NOTICE TO HOLDERS WHO ARE U.S. PERSONS............................................................................2
CURRENCY EXCHANGE RATES...........................................................................................3
DEFINITIONS.......................................................................................................5
OFFER TO PURCHASE.................................................................................................7
    1.   The Offer................................................................................................7
    2.   The Consent Solicitation.................................................................................7
    3.   The Proposed Amendments to the Existing Trust Indenture..................................................8
    4.   Principal Amount of Debentures...........................................................................8
    5.   Purchase Price...........................................................................................8
    6.   Payment of Interest......................................................................................8
    7.   Procedure for Depositing Debentures and Consenting.......................................................9
    8.   Withdrawal of Tender and Revocation of Consents.........................................................10
    9.   Conditions of the Offer.................................................................................11
    10.  Conditions of the Consent Solicitation..................................................................13
    11.  Acceptance for Payment and Payment for Debentures.......................................................13
    12.  Extension and Variation of the Offer and Solicitation...................................................14
    13.  Payment in the Event of Mail Service Interruption.......................................................15
    14.  Liens...................................................................................................15
    15.  Notice..................................................................................................15
    16.  Other Terms.............................................................................................16
OFFERING CIRCULAR................................................................................................17
    1.   Counsel Corporation.....................................................................................17
    2.   Trading Range and Volume of Debentures and Common Shares................................................17
    3.   Purpose, Effect and Background of the Offer and Solicitation............................................18
    4.   Effect of the Offer on Markets and Listings.............................................................19
    5.   Ownership and Trading of Securities of the Corporation..................................................20
    6.   Financial statements....................................................................................20
    7.   Valuation Exemption.....................................................................................20
    8.   Acceptance of the Offer and Solicitation................................................................20
    9.   Benefits from the Offer.................................................................................21
    10.  Contracts, Arrangements and Understandings..............................................................21
    11.  Commitments to Acquire Securities of the Corporation....................................................21
    12.  Material Changes in the Affairs of the Corporation......................................................21
    13.  Previous Purchases and Sales............................................................................21
    14.  Previous Distributions..................................................................................22
    15.  Dividend Policy.........................................................................................22
    16.  Canadian Federal Income Tax Considerations..............................................................22
    17.  Eligibility for Investment..............................................................................25
    18.  Certain Legal Matters and Regulatory Approvals..........................................................26
    19.  Source of Funds.........................................................................................26
    20.  Depositary..............................................................................................26
    21.  Dealer Manager..........................................................................................26
    22.  Statutory Rights........................................................................................27
    23.  Right of Appraisal and Acquisition......................................................................27
    24.  Fees and Expenses.......................................................................................28
    25.  Restrictions Applicable to U.S. Debentureholders........................................................28
CONSENT OF GOODMANS LLP..........................................................................................29
APPROVAL AND CERTIFICATE.........................................................................................30

                                   DEFINITIONS

In the Offer and the Offering Circular, unless the subject matter or context is inconsistent therewith, the following terms have the meanings set forth below:

"BOARD OF DIRECTORS" means the board of directors of Counsel;

"CDS" means the Canadian Depository for Securities Limited;

"COMMON SHARES" means the common shares of Counsel;

"COMPULSORY ACQUISITION" means the acquisition by Counsel, in accordance with section 188 of the OBCA, of Debentures held by Debentureholders who did not accept the Offer, as described in Section 23 of the Offer, "Right of Appraisal and Acquisition";

"CONSENT" means the instrument in writing contained in the Consent, Letter of Transmittal and Election Form executed by Debentureholders relating to the Proposed Amendments;

"CONSENT, LETTER OF TRANSMITTAL AND ELECTION FORM" means the consent, letter of transmittal and election form on blue paper in the form accompanying the Offer;

"CORPORATION" or "COUNSEL" means Counsel Corporation;

"DEALER MANAGER" means BMO Nesbitt Burns Inc.;

"DEBENTUREHOLDERS" means, collectively, the holders of Debentures;

"DEBENTURES" means the $40,861,000 aggregate principal amount of convertible unsecured subordinated debentures of the Corporation issued in U.S. funds, bearing interest at 6% per annum, payable semi-annually and maturing October 31, 2003;

"DEPOSITARY" means Computershare Trust Company of Canada;

"EFFECTIVE DATE" means, with respect to the Debentures, the date upon which such Debentures are taken up and paid for by the Corporation;

"ELIGIBLE INSTITUTION" means a Canadian chartered bank, a major trust company of Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchange Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers or banks and trust companies in the United States;

"EXISTING TRUST INDENTURE" means the trust indenture dated as of October 31, 1996 between Counsel and Montreal Trust Company of Canada (now Computershare Trust Company of Canada), as trustee, pursuant to which the Debentures were issued;

"EXPIRATION DATE" means October 20, 2003, unless Counsel, in its sole discretion, shall have extended the period during which the Offer and Solicitation is open, in which event the term "Expiration Date" shall refer to the latest date or dates at which the Offer and Solicitation, as so extended by Counsel, shall expire. See Section 12 of the Offer to Purchase, "Extension and Variation of the Offer and Solicitation";

"EXPIRY TIME" means 5:00 p.m. (Toronto time) on the Expiration Date, or such later time or times and date or dates as may be fixed by Counsel from time to time pursuant to Section 12 of the Offer to Purchase, "Extension and Variation of the Offer and Solicitation";

"NASDAQ" means the Nasdaq SmallCap Market;

"NOTICE OF GUARANTEED DELIVERY" means the notice of guaranteed delivery on green paper in the form accompanying the Offer;

"OBCA" means the Business Corporations Act (Ontario);

"OFFER" or "OFFER TO PURCHASE" means the offer to purchase all of the $40,861,000 aggregate principal amount of Debentures made hereby in consideration of up to $30,645,750 on the terms and subject to the conditions set out in this Offer, and the accompanying Offering Circular and Consent, Letter of Transmittal and Election Form which form part of the Offer to Purchase;

"OFFERING CIRCULAR" means the offering circular accompanying the Offer;

"PROPOSED AMENDMENTS" means the proposed amendments to the Existing Trust Indenture set forth in the Supplemental Indenture;

"PURCHASE PRICE" means, for each $1,000 principal amount of Debentures, the payment of $750 in cash plus any accrued and unpaid interest to but excluding the date of purchase (being the date on which Counsel has taken up and paid for the particular Debentures under the Offer by tendering payment to the Depositary) that Counsel will pay for Debentures properly tendered pursuant to the Offer;

"REQUISITE CONSENTS" means the Consent of holders of at least 66?% in aggregate principal amount of outstanding Debentures;

"SHARE PAYMENT OPTION" means the option of the Corporation under the Existing Trust Indenture to satisfy its obligations to pay principal upon redemption or maturity by the issuance of Common Shares to Debentureholders;

"SHAREHOLDERS" means, collectively, the holders of Common Shares;

"SOLICITATION" means the consent solicitation made by the Corporation in conjunction with the Offer to obtain the Requisite Consents to the Proposed Amendments described in the Offer and in the Offering Circular;

"SUPPLEMENTAL INDENTURE" means the supplemental indenture modifying the Existing Trust Indenture to be executed following the Expiration Date, if the Requisite Consents have been obtained, but which will only become effective concurrently with the full payment of the deposited Debentures;

"TAX ACT" means the Income Tax Act (Canada);

"TRADING DAY" means any trading day on which trading occurs on the TSX; and

"TSX" means The Toronto Stock Exchange.

                                OFFER TO PURCHASE

TO:  HOLDERS OF DEBENTURES OF COUNSEL CORPORATION

1.       The Offer

         Counsel hereby invites Debentureholders to deposit Debentures pursuant to the Offer, upon the terms and subject to the conditions set forth herein.

         THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 9 OF THE OFFER TO PURCHASE, "CONDITIONS OF THE OFFER".

         Subject to the terms and conditions set forth in the Offer, the Offering Circular, Consent, Letter of Transmittal and Election Form and Notice of Guaranteed Delivery, Counsel is offering to purchase $750 in cash, in exchange for each $1,000 principal amount of Debentures deposited under the Offer, at the election of the Debentureholders tendering to the Offer.

         The Offer is subject to the valuation requirements of Ontario Securities Commission Rule 61-501 and Quebec Securities Commission Policy Q-27 and other applicable securities laws and regulations (the "Valuation Requirements"). The Corporation has received an exemption from such Valuation Requirements from the Ontario Securities Commission as the principal regulator under the Mutual Reliance Review System for Exemptive Relief Applications, for and on behalf of the British Columbia Securities Commission, the Alberta Securities Commission, the Manitoba Securities Commission, Securities Commission of Newfoundland, Nova Scotia Securities Commission, Commission des valeurs mobilieres du Quebec and the Saskatchewan Financial Services Commission.

         Depositing Debentureholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 11 of the Offer to Purchase, stock transfer taxes on the purchase of Debentures by Counsel pursuant to the Offer.

2.       THE CONSENT SOLICITATION

         Pursuant to the Solicitation, in conjunction with the Offer, the Corporation requests from Debentureholders Consents to the Proposed Amendments to the Existing Trust Indenture.

         DEBENTUREHOLDERS TENDERING THEIR DEBENTURES UNDER THE OFFER WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENTS WITH RESPECT TO SUCH TENDERED DEBENTURES.

         The Corporation reserves the right to terminate the Solicitation unless the conditions described under Section 10 of the Offer, "Conditions of the Consent Solicitation" are satisfied or waived by the Corporation in its sole discretion.

         Debentureholders who have tendered their Debentures in the Offer and consented to the Solicitation on or prior to the Expiration Date will have withdrawal and/or revocation rights. See Section 8 of the Offer, "Withdrawal of Tender and Revocation of Consents". The Proposed Amendments will be adopted only if Requisite Consents shall have been received and not revoked on or prior to the Expiration Date. The Offer is not conditional upon receiving the Requisite Consents.

         The Proposed Amendments will be effected by the Supplemental Indenture, to be executed following the Expiration Date, if the Requisite Consents have been obtained, but which will not become effective until the full payment of the deposited Debentures.

         If the Proposed Amendments become effective, the Depositary, as soon as practicable, will transmit a copy of the Supplemental Indenture to all registered Debentureholders, including non-tendering holders who will hold their Debentures under the Existing Trust Indenture, as amended by the Proposed Amendments.

         Only a registered Debentureholder (the "Registered Holder") can effectively tender to the Offer and deliver Consents to the Proposed Amendments. Pursuant to the terms of the Existing Trust Indenture, subsequent transfers of Debentures on the applicable security register for such Debentures will not have the effect of revoking any Consent theretofore given by the Registered Holder of such Debentures, and such Consents will remain valid unless revoked by the transferee holder in accordance with the procedures described herein under Section 8 of the Offer, "Withdrawal of Tender and Revocation of Consents".

3.       THE PROPOSED AMENDMENTS TO THE EXISTING TRUST INDENTURE

         The Proposed Amendments are set forth in the Supplemental Indenture. Copies of the draft Supplemental Indenture and of the Existing Trust Indenture will be available for consultation until the Expiration Date at the address of the Depositary as set forth on the back cover page of this Offer and the Offering Circular. The Proposed Amendments will be effected by the Supplemental Indenture to be executed following the Expiration Date if the Requisite Consents have been obtained. The Supplemental Indenture will become effective concurrently with the full payment of the purchase price for the deposited Debentures. Once effective, the Supplemental Indenture will be binding upon all Debentureholders who have not tendered their Debentures in the Offer. Under subsection 10.11 of the Existing Trust Indenture (entitled "Powers Exercisable by Extraordinary Resolution"), Debentureholders have the power to sanction any modification, obligation, alteration, compromise or arrangement of the rights of Debentureholders to the Existing Trust Indenture. The Proposed Amendments would grant Counsel the right, in addition to the right to exercise the Share Payment Option, to deliver $750 in cash to the Debentureholders for each $1,000 principal amount of Debentures upon the maturity of the Debentures.

         The Proposed Amendments constitute a single proposal and a tendering and/or consenting Debentureholder must consent to the Proposed Amendments in their entirety and may not consent selectively with respect to certain of the Proposed Amendments.

         The Supplemental Indenture can only be executed if the Corporation obtains instruments in writing from Debentureholders representing at least 66 2/3% in aggregate principal amount of the Debentures.

         IN ACCORDANCE WITH THE TERMS OF THE EXISTING TRUST INDENTURE, THE CORPORATION HAS SENT A NOTICE ADDRESSING THE MATURITY OF THE DEBENTURES AND SPECIFYING THAT DEBENTUREHOLDERS WILL RECEIVE 690 COMMON SHARES PER $1,000 PRINCIPAL AMOUNT OF DEBENTURES AS PAYMENT FOR SUCH DEBENTURES ON MATURITY ON OCTOBER 31, 2003. SHOULD THE PROPOSED AMENDMENTS RECEIVE THE REQUISITE CONSENTS, ANY NOTICE SENT IN RELATION TO SUCH REPAYMENT MAY BE DECLARED NULL AND VOID BY THE CORPORATION UPON THE PROPOSED AMENDMENTS BECOMING EFFECTIVE.

4.       PRINCIPAL AMOUNT OF DEBENTURES

         Upon the terms and subject to the conditions of the Offer, Counsel will accept for payment and purchase for the Purchase Price up to the aggregate principal amount of $40,861,000 of Debentures, or such lesser aggregate principal amount of Debentures as are properly deposited at or prior to the Expiry Time (and not withdrawn in accordance with Section 8 of the Offer to Purchase, "Withdrawal of Tender and Revocation of Consents") pursuant to the Offer.

5.       PURCHASE PRICE

         As promptly as practicable after the Expiry Time, upon the terms and subject to the conditions of the Offer (including the provisions described in Section 9 herein), all Debentureholders who have properly deposited and not withdrawn their Debentures pursuant to the Offer will receive, for each $1,000 principal amount of Debentures, $750 in cash, plus any accrued and unpaid interest to but excluding the Effective Date for all Debentures purchased. Subject to the conditions set out in Section 9 herein, Counsel will take up such Debentures validly deposited under the Offer and not withdrawn not later than 10 days after the Expiry Time. Counsel will pay for such Debentures as soon as possible, but in any event not later than three business days after taking up the Debentures. All Debentures not purchased pursuant to the Offer will be returned to the depositing Debentureholders at Counsel's expense as promptly as practicable following the Expiry Time.

6.       PAYMENT OF INTEREST

         All holders of Debentures received from the Corporation the semi-annual interest payment on the Debentures due and payable on April 30, 2003. Holders of Debentures who tender their Debentures pursuant to the Offer, which Debentures are subsequently taken up and paid for by the Corporation, will receive payment from the

Corporation on account of accrued and unpaid interest on the Debentures from May 1, 2003 to but excluding the Effective Date.

7.       PROCEDURE FOR DEPOSITING DEBENTURES AND CONSENTING

         Proper Deposit of Debentures and Consents. To deposit Debentures pursuant to the Offer and to deliver Consents under the Solicitation (i) the certificate or certificates representing Debentures in respect of which the Offer is being accepted, a properly completed and duly executed Consent, Letter of Transmittal and Election Form (or an executed photocopy thereof) with any required signature guarantees and any other documents required by the Consent, Letter of Transmittal and Election Form must be received by the Depositary at its address set forth in the Consent, Letter of Transmittal and Election Form by the Expiry Time, or (ii) the guaranteed delivery procedure described below must be followed by the Expiry Time. Participants of CDS should contact such depositary with respect to the deposit of their Debentures under the Offer. CDS will be issuing instructions to its participants as to the method of depositing such Debentures under the terms of the Offer. A Debentureholder who wishes to deposit Debentures under the Offer and whose certificate is registered in the name of an investment dealer, stock broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Debentures under the Offer.

         DEBENTUREHOLDERS WILL NOT BE ABLE TO VALIDLY TENDER UNDER THE OFFER UNLESS THEY CONSENT TO THE PROPOSED AMENDMENTS. TENDERING HOLDERS WHO SIGN THE CONSENT, LETTER OF TRANSMITTAL AND ELECTION FORM WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSED AMENDMENTS.

         Partial Tenders. A Debentureholder desiring to deposit only a portion of the aggregate principal amount of a Debenture may do so, subject to the restriction set out below, by depositing a Debenture in the manner described above and indicating in the accompanying Consent, Letter of Transmittal and Election Form the portion of the principal amount thereof that the Debentureholder wishes to deposit to the Offer. Counsel shall, as soon as practicable following the completion of the Offer, issue a new Debenture to such Debentureholder to evidence the remaining principal amount of the deposited Debenture retained by the Debentureholder. In order to comply with the terms of the Existing Trust Indenture, a Debentureholder who wishes to accept the Offer in respect of a portion, but not all, of the aggregate principal amount of a Debenture may do so, provided that the principal amount of Debentures which is deposited to the Offer is in a denomination of $1,000 or an integral multiple thereof.

         Signature Guarantees. No signature guarantee is required on the Consent, Letter of Transmittal and Election Form if (i) the Consent, Letter of Transmittal and Election Form is signed by the registered holder of the Debentures exactly as the name of the registered holder appears on the certificate deposited therewith, and payment is to be made directly to such registered holder, or (ii) Debentures are deposited for the account of an Eligible Institution. In all other cases, all signatures on the Consent, Letter of Transmittal and Election Form must be guaranteed by an Eligible Institution. See Instruction 1 of the Consent, Letter of Transmittal and Election Form. If a certificate representing Debentures is registered in the name of a person other than the signer of a Consent, Letter of Transmittal and Election Form, or if payment is to be made, or certificates representing Debentures not purchased or deposited are to be issued to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate power of attorney, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or power of attorney guaranteed by an Eligible Institution.

         Method of Delivery. THE METHOD OF DELIVERY OF DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE DEPOSITING DEBENTUREHOLDER. For the Debentureholder's protection, Counsel recommends that material be delivered by hand to the Depositary and a receipt obtained. If material, such as certificates for Debentures, are to be sent by mail, registered mail with return receipt requested, properly insured, is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiry Time to permit delivery to the Depositary on or prior to such time. Delivery will only be made upon actual receipt of such Debentures by the Depositary, and where applicable, upon actual receipt at the particular office specified.

         Guaranteed Delivery. If a Debentureholder wishes to deposit Debentures pursuant to the Offer and cannot deliver certificates for such Debentures or time will not permit all required documents to reach the Depositary by the Expiry Time, such Debentures may nevertheless be deposited if all of the following conditions are met:

         (a)      such deposit is made by or through an Eligible Institution;

         (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form accompanying the Offer (on green paper) or an executed photocopy thereof, is received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery by the Expiry Time; and

         (c) the certificates for all deposited Debentures in proper form for transfer, together with a properly completed and duly executed Consent, Letter of Transmittal and Election Form (or an executed photocopy thereof) relating to such Debentures, with signatures guaranteed if so required in accordance with the Consent, Letter of Transmittal and Election Form, and any other documents required by the Consent, Letter of Transmittal and Election Form, are received by the Depositary at its Toronto office as set out in the Notice of Guaranteed Delivery before 5:00 p.m., Toronto time, on the third Trading Day after the Expiration Date.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Toronto office of the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

         Notwithstanding any other provision hereof, payment for Debentures deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Debentures, a properly completed and duly executed Consent, Letter of Transmittal and Election Form (or an executed photocopy thereof) relating to such Debentures, with signatures guaranteed if so required and any other documents required by the Consent, Letter of Transmittal and Election Form.

         Determination of Validity. All questions as to the number of Debentures to be accepted, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Debentures and Consents will be determined by Counsel, in its sole discretion, which determination shall be final and binding on all parties. Counsel reserves the absolute right to reject any or all deposits of Debentures and Consents determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Counsel's counsel, be unlawful. Counsel also reserves the absolute right to waive any of the conditions of the Offer or Solicitation or any defect or irregularity in any deposit of Debentures. No deposit of Debentures will be deemed to be properly made until all defects and irregularities have been cured or waived. None of Counsel, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in deposits or incur any liability for failure to give any such notice. Counsel's interpretation of the terms and conditions of the Offer and Solicitation (including the Consent, Letter of Transmittal and Election Form and the Notice of Guaranteed Delivery) will be final and binding.

         Under no circumstances will interest be paid by Counsel by reason of any delay in making payment to any person using the guaranteed delivery procedures, including without limitation any delay arising because the Debentures to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Debentures is not made until after the date the payment for deposited Debentures accepted for payment pursuant to the Offer is made by Counsel.

         Formation of Agreement. The proper deposit of Debentures pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Debentureholder and Counsel, effective as of the Expiry Time, upon the terms and subject to the conditions of the Offer.

8.       WITHDRAWAL OF TENDER AND REVOCATION OF CONSENTS

         Except as otherwise provided in this Section, deposits of Debentures pursuant to the Offer will be irrevocable. Debentures deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Debentureholder:

         (a) at any time where the Debentures have not been taken up by Counsel prior to the receipt by the Depositary of an effective notice of withdrawal in respect of such Debentures; and

         (b) if the Debentures have not been paid for by Counsel within three business days after having been taken up.

         In addition, if:

         (a) before the Expiry Time, the terms of the Offer are varied (other than a variation consisting solely of a waiver of a condition of the Offer or a variation which consists solely of an increase in the consideration offered for the Debentures, where the time for deposit is not extended for a period greater than that required by applicable legislation), or

         (b) before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, any change has occurred in the information contained in the Offer or the Offering Circular, as amended from time to time, which change is one that would reasonably be expected to affect the decision of a Debentureholder to accept or reject the Offer, unless such change is not within the control of Counsel or an affiliate of Counsel, then any Debentures deposited under the Offer which have not been taken up by Counsel at the date of the notice of such change or variation may be withdrawn by or on behalf of the depositing Debentureholder at any time until the expiration of the 10th day after the date when the related notice of change or variation is mailed, delivered or otherwise properly communicated.

         ANY VALID WITHDRAWAL OF DEBENTURES FROM THE OFFER WILL AUTOMATICALLY REVOKE THE CONSENTS RELATED TO SUCH DEBENTURES.

         The Proposed Amendments will be effected by the Supplemental Indenture to be executed following the Expiration Date, if the Requisite Consents have been obtained, but will not become effective until the full payment of the deposited Debentures.

         For a withdrawal of deposited Debentures to be effective, a written notice of withdrawal or revocation must be received in a timely manner by the Depositary at the place of deposit of the relevant Debentures. Any such notice of withdrawal must be signed by or on behalf of the person who signed the Consent, Letter of Transmittal and Election Form that accompanied the Debentures being withdrawn and must specify the name of the person who deposited the Debentures to be withdrawn, the name of the registered holder, if different from that of the person who deposited such Debentures, and the principal amount of Debentures to be withdrawn. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the depositing Debentureholder must submit the serial numbers shown on the particular certificates evidencing the Debentures to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Debentures deposited by an Eligible Institution. A WITHDRAWAL OF DEBENTURES DEPOSITED PURSUANT TO THE OFFER CAN ONLY BE ACCOMPLISHED IN ACCORDANCE WITH THE FOREGOING PROCEDURE. THE WITHDRAWAL SHALL TAKE EFFECT ONLY UPON ACTUAL RECEIPT BY THE DEPOSITARY OF THE PROPERLY COMPLETED AND EXECUTED WRITTEN NOTICE WITHIN THE APPLICABLE TIME SPECIFIED ABOVE.

         ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF NOTICES OF WITHDRAWAL WILL BE DETERMINED BY COUNSEL, IN ITS SOLE DISCRETION, WHICH DETERMINATION SHALL BE FINAL AND BINDING. NONE OF COUNSEL, THE DEPOSITARY, OR ANY OTHER PERSON SHALL BE OBLIGATED TO GIVE ANY NOTICE OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL AND NONE OF THEM SHALL INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTICE.

         Any Debentures properly withdrawn will thereafter be deemed not deposited or delivered for purposes of the Offer and Solicitation. However, withdrawn Debentures may be redeposited and Consents may be re-delivered prior to the Expiry Time by again following any of the procedures described in Section 7 of the Offer to Purchase, "Procedure for Depositing Debentures and Consenting".

         If Counsel extends the period of time during which the Offer is open, is delayed in its purchase of Debentures or is unable to purchase Debentures pursuant to the Offer for any reason, then, without prejudice to Counsel's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Counsel all deposited Debentures, and such Debentures may not be withdrawn except to the extent depositing Debentureholders are entitled to withdrawal of tender as described in this Section.

9.       CONDITIONS OF THE OFFER

         Notwithstanding any other provision of the Offer, Counsel shall not be required to accept for purchase, purchase or pay for any Debentures deposited and may terminate or cancel the Offer or may postpone the payment for Debentures deposited if, at any time before the payment for any such Debentures, any of the following events shall have occurred (or shall have been determined by Counsel to have occurred) which, in Counsel's sole judgment in any such case and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

         (a) there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time such number of Debentures which represents not less than 45% of the Debentures outstanding;

         (b) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction, (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment for some or all of the Debentures by Counsel or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of Counsel, has or may have a material adverse effect on the Debentures or the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of Counsel or its subsidiaries, or has or may materially impair the contemplated benefits of the Offer to Counsel;

         (c) there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or Counsel or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency in any jurisdiction, that, in the sole judgment of Counsel might, directly or indirectly, result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of or materially impair the contemplated benefits to Counsel of the Offer;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory),
                  (iii) the commencement of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada or the United States, (iv) any limitation by any governmental, regulatory or administrative authority or agency or any other event that, in the sole judgment of Counsel, might affect the extension of credit by banks or other lending institutions, (v) any significant decrease in the market price of the Debentures since the close of business on the date preceding the date of the Offer, (vi) any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on Counsel's business, operations or prospects or the trading in, or value of, the Debentures, or (vii) any decline in any of the TSX 300 Composite Index, the TSX 100 Index, the S&P/TSX Canadian MidCap Index, the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 10%, measured from the close of business on the date of the Offer;

         (e) any change or changes shall have occurred (or any development shall have occurred involving any prospective change or changes) in the business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of Counsel or its subsidiaries that, in the sole judgment of Counsel, have or may have material significance with respect to Counsel or its subsidiaries;

         (f) if required under any applicable securities legislation in Canada, Counsel shall not have received exemptions or waivers from the appropriate Canadian securities regulatory authorities from requirements in respect of the Offer or Counsel shall not have received any consent, exemption or waiver required by the applicable United States securities regulatory authorities in connection with the Offer; or

         (g) any change shall have occurred or been proposed to the Tax Act (or any equivalent legislation in the United States) that, in the opinion of Counsel, is detrimental to Counsel or a Debentureholder.

         The foregoing conditions are for the sole benefit of Counsel and may be asserted by Counsel in its sole discretion regardless of the circumstances (including any action or inaction by Counsel) giving rise to any such conditions, or may be waived by Counsel, in its sole discretion, in whole or in part at any time. The failure by Counsel at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by Counsel concerning the events described in this Section shall be final and binding on all parties.

         Any waiver of a condition or the withdrawal of the Offer shall be deemed to be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated to the Depositary in writing at its principal office in Toronto set forth below. Counsel, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX and the Canadian securities regulatory authorities. If the Offer is withdrawn, Counsel shall not be obligated to take up, accept for purchase or pay for any Debentures deposited under the Offer, and the Depositary will return all certificates for deposited Debentures and Letters of Transmittal and any related documents to the parties by whom they were deposited.

10.      CONDITIONS OF THE CONSENT SOLICITATION

         Notwithstanding any other provisions of the Offer and the Solicitation, the Corporation will not be required to amend the Existing Trust Indenture and may terminate, extend or amend the Solicitation, if either of the following conditions exist:

         (a) the Corporation has not received the Requisite Consents to the Proposed Amendments; or

         (b) the Corporation has not taken up and paid for the Debentures deposited hereunder.

         If any of the foregoing events shall have occurred, the Corporation may, subject to applicable law, (i) terminate the Solicitation, (ii) extend the Solicitation and retain all Consents delivered until the extended Expiration Date, or (iii) amend the terms of the Solicitation. Any waiver of a condition, amendment of the terms of the Solicitation or of the consideration to be paid by the Corporation pursuant to the Solicitation or withdrawal of the Solicitation will be effective upon written notice or other communication confirmed in writing by the Corporation to that effect to the Depositary at its principal office in Toronto.

         The foregoing conditions are for the sole benefit of Counsel and may be asserted by Counsel in its sole discretion regardless of the circumstances (including any action or inaction by Counsel) giving rise to any such conditions, or may be waived by Counsel, in its sole discretion, in whole or in part at any time. The failure by Counsel at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by Counsel concerning the events described in this Section shall be final and binding on all parties.

         Any waiver of a condition or the withdrawal of the Solicitation shall be deemed to be effective on the date on which notice of such waiver or withdrawal is delivered or otherwise communicated to the Depositary in writing at its principal office in Toronto set forth below. Counsel, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Solicitation, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to the TSX and the Canadian securities regulatory authorities. If the Solicitation is withdrawn, Counsel shall not be obligated to take up, accept for purchase or pay for any Debentures deposited under the Solicitation, and the Depositary will return all certificates for deposited Debentures and Letters of Transmittal and any related documents to the parties by whom they were deposited.

11.      ACCEPTANCE FOR PAYMENT AND PAYMENT FOR DEBENTURES
         If all conditions referred to in Section 9 of the Offer to Purchase, "Conditions of the Offer", have been fulfilled or waived by Counsel at or prior to the Expiry Time, Counsel will take up the Debentures validly deposited under the Offer and withdrawn as soon as practicable after the Expiry Time, but in any event not later than 10 days after the Expiry Time. Counsel will pay for such Debentures within three business days after taking up the Debentures. All Debentures purchased by Counsel will subsequently be retired.

         Acceptance for Payment. For purposes of the Offer, Counsel will be deemed to have accepted for payment Debentures deposited and not withdrawn pursuant to the Offer if, as and when Counsel gives oral (to be confirmed in writing) or written notice to the Depositary at its principal office in Toronto of its acceptance of such Debentures for payment pursuant to the Offer.

         Payment. Payment for Debentures accepted for purchase pursuant to the Offer will be made by depositing with the Depositary the aggregate Purchase Price for such Debentures, including any accrued and unpaid interest to but excluding the Effective Date. The Depositary will act as agent for the depositing Debentureholders for the purpose of receiving payment from Counsel and transmitting such payment to the depositing Debentureholders. Receipt of payment by the Depositary will be deemed to constitute receipt of payment thereof by persons depositing Debentures. Under no circumstances will further interest be paid by Counsel or the Depositary to persons depositing Debentures by reason of any delay in paying for any Debentures or otherwise.

         Certificates for all Debentures not purchased will be returned as soon as practicable after the Expiry Time or termination of the Offer without expense to the depositing Debentureholder.

         Counsel will pay all stock transfer taxes, if any, payable on the transfer to it of Debentures purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to any person other than the registered holder, or (in the circumstances permitted by the Offer) if Debentures not deposited or not accepted for purchase are to be registered in the name of any person other than the registered owner, or if deposited certificates are registered in the name of any person other than the person signing the Consent, Letter of Transmittal and Election Form, the amount of all stock transfer taxes, if any (whether imposed on the registered owner or such other person), payable on account of the transfer to such person will be deducted from the purchase price unless evidence satisfactory to Counsel of the payment of such taxes or exemption therefrom is submitted.

         The Purchase Price for Debentures deposited and purchased will be paid by cheque issued to the order of the person signing the relevant Consent, Letter of Transmittal and Election Form or to the order of such other person as identified by the person signing such Consent, Letter of Transmittal and Election Form, by properly completing the box captioned "Special Payment Instructions" in such Consent, Letter of Transmittal and Election Form. In the absence of an address being provided, cheques will be forwarded to the address of the person as shown on the register for the Debentures.

         The Depositary will forward cheques and certificates representing all Debentures not purchased by first-class mail to the person signing the relevant Consent, Letter of Transmittal and Election Form or to such other person or such other address as identified by the person in such Consent, Letter of Transmittal and Election Form (unless, in the case of a cheque, the person signing the Consent, Letter of Transmittal and Election Form instructs the Depositary to hold such cheque for pick-up) by properly completing the box captioned "Special Delivery Instructions" in such Consent, Letter of Transmittal and Election Form. See Section 13 of the Offer to Purchase, "Payment in the Event of Mail Service Interruption", in the event of real or possible mail service interruption.

         Persons depositing Debentures will not be obligated to pay brokerage commissions.

12.      EXTENSION AND VARIATION OF THE OFFER AND SOLICITATION

         Counsel expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified under Section 9 of the Offer to Purchase, "Conditions of the Offer" or Section 10 of the Offer to Purchase, "Conditions of the Consent Solicitation", shall have occurred, at any time or from time to time, to extend the period of time during which the Offer or Solicitation is open or to vary the terms and conditions of the Offer or Solicitation by giving written or oral notice (to be confirmed in writing) of such extension or variation to the Depositary at its principal office in Toronto, and by causing the Depositary to provide, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under Section 15 of the Offer to Purchase, "Notice", to all Debentureholders whose Debentures have not been taken up prior to the extension or variation. Promptly after giving notice of an extension or variation to the Depositary, Counsel will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to the TSX and the Canadian securities regulatory authorities. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto.

         Where the terms of the Offer are varied, the period during which Debentures may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to holders of Debentures, unless the variation consists solely of the waiver of a condition of the Offer or unless otherwise permitted by applicable law and subject to abridgement or elimination of that period pursuant to such orders as may be granted by Canadian securities regulatory authorities. During any such extension or in the event of any variation, all Debentures previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by Counsel in accordance with the terms of the Offer, subject to Section 8 of the Offer to Purchase, "Withdrawal of Tender and Revocation of Consents". An extension of the Expiry Time, a variation of the Offer or a change in information does not constitute a waiver by Counsel of its rights under Section 9 of the Offer to Purchase, "Conditions of the Offer".

         If, prior to the Expiry Time, a variation in the terms of the Offer increases the consideration offered to Debentureholders by Counsel in its sole discretion, such increase shall be applicable to all Debentureholders whose Debentures are taken up pursuant to the Offer.

         Notwithstanding the foregoing, the Offer may not be extended by Counsel if all the terms and conditions of the Offer have been complied with, except those waived by Counsel, unless Counsel first takes up all Debentures properly deposited under the Offer and not withdrawn.

         Counsel also expressly reserves the right, in its sole discretion, (i) to terminate the Offer and not to accept for purchase any Debentures not theretofore accepted for purchase upon the occurrence of any of the conditions specified in Section 9 of the Offer to Purchase, "Conditions of the Offer", or
(ii) at any time or from time to time to amend the Offer in any respect, including increasing or decreasing the principal amount of Debentures Counsel may purchase or the price it may pay pursuant to the Offer.

         If Counsel makes a material change in the terms of the Offer or the information concerning the Offer, Counsel will extend the time during which the Offer is open to the extent required under applicable Canadian provincial securities legislation.

13.      PAYMENT IN THE EVENT OF MAIL SERVICE INTERRUPTION

         Notwithstanding the provisions of the Offer, cheques in payment for Debentures purchased under the Offer or any Debentures to be returned and other relevant documents will not be mailed if Counsel determines that delivery by mail may be delayed. Persons entitled to cheques and/or other relevant documents which are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Debentures were delivered until Counsel has determined that delivery by mail will no longer be delayed. Counsel will provide notice as provided under Section 15 of the Offer to Purchase, "Notice", of any determination not to mail under this Section as soon as reasonably practicable after such determination is made. Notwithstanding
Section 13 hereof, cheques and other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery at the office of the Depositary at which the Debentures were deposited.

14.      LIENS
         The depositing Debentureholder will be bound by a representation and warranty that such Debentureholder has full power and authority to deposit, sell, assign and transfer the deposited Debentures and that Debentures acquired pursuant to the Offer shall be acquired by Counsel free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

15.      NOTICE

         Except as otherwise provided in the Offer, any notice to be given by Counsel or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Debentures at their respective addresses as shown on the registers maintained in respect of the Debentures and will be deemed to have been received on the first Trading Day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Debentureholders and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, Counsel will use reasonable efforts to disseminate the notice by other means, such as publication. In the event that post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which Counsel or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Debentureholders if (i) it is given to the TSX for dissemination through its facilities; (ii) it is issued by way of a news release; or (iii) if it is published once in the National Edition of the Globe & Mail or the National Post and in a French language daily newspaper of general circulation in Montreal.

16.      OTHER TERMS

         (a) No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of Counsel and, if any such information or representation is given or made, it must not be relied upon as having been authorized.

         (b) The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

         (c) Counsel, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer (which for greater certainty, includes the Offering Circular, the Consent, Letter of Transmittal and Election Form and the Notice of Guaranteed Delivery), the validity of any acceptance of the Offer and the validity of any withdrawals of Debentures.

         (d) This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to nor will deposits of Debentures be accepted from or on behalf of Debentureholders residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Counsel may, in its sole discretion, take such action, as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to Debentureholders in any such jurisdiction.

         (e) The provisions of the Definitions, the Summary, the Offering Circular, the Consent, Letter of Transmittal and Election Form and the Notice of Guaranteed Delivery accompanying the Offer, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

         The accompanying Offering Circular constitutes the issuer bid offering circular required under Canadian provincial securities legislation with respect to the Offer.

         September 12, 2003

                                            COUNSEL CORPORATION
                                            (signed) Allan Silber
                                            ALLAN SILBER
                                            Chairman and Chief Executive Officer

                                OFFERING CIRCULAR

         This Offering Circular is furnished in connection with the accompanying Offer by Counsel to purchase the aggregate principal amount of up to $40,861,000 of the Debentures. ALL DOLLAR OR $ REFERENCES ARE IN UNITED STATES DOLLARS UNLESS OTHERWISE STATED.

1.       COUNSEL CORPORATION

         Incorporation. Counsel is governed by the OBCA. Its registered and principal offices are located at The Exchange Tower, 130 King Street West, Suite 1300, Toronto, Ontario, M5X 1E3.

         Counsel is a diversified company engaged primarily in the ownership and development of companies that provide services and products in the United States and Canada. In 2002, Counsel focused on acquiring and building businesses in two specific sectors: communications in the United States and real estate in Canada. In 2000 and 2001, the Corporation was also engaged in the medical products, technology services and long-term care sector.

         COUNSEL HAS RESTATED ITS FINANCIAL STATEMENTS FOR FISCAL 2002 AND THE FIRST QUARTER OF FISCAL 2003 TO REFLECT THE ADOPTION BY I-LINK INCORPORATED, A SUBSIDIARY OF THE CORPORATION, OF THE UNENCUMBERED CASH BASIS OF ACCOUNTING FOR A TELECOMMUNICATIONS NETWORK SERVICE OFFERING. THE NEW ACCOUNTING TREATMENT WILL CREATE CHANGES IN THE TIMING OF REPORTED EARNINGS. ACCORDINGLY, THE CORPORATION'S FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 2002 AND THE FIRST QUARTER ENDED MARCH 31, 2003 HAVE BEEN RESTATED.

2.       TRADING RANGE AND VOLUME OF DEBENTURES AND COMMON SHARES

         The Debentures are listed and posted for trading on the TSX under the symbol "CXS.DB.U". The following table sets forth for the 12 months preceding the date of the Offer, the intra-day high and low daily trading prices for each $100 principal amount of Debentures and the volumes and aggregate trading values of Debentures traded on the TSX as compiled from published financial sources.

                                                                               TSX
                                              ---------------------------------------------------------------------
                                                                               TRADING VOLUME     AGGREGATE TRADING
PERIOD                                        HIGH ($)           LOW ($)        (IN $100 LOTS)         VALUE ($)
------                                        --------           -------       ---------------    ------------------
September 2002 .......................         70.00              69.00             1,200                 83,000
October 2002 .........................         71.00              61.00             1,640                110,709
November 2002 ........................         70.00              63.00               480                 32,060
December 2002 ........................         70.00              67.00             3,780                259,984
January 2003 .........................         69.90              69.75               850                 59,405
February 2003 ........................         70.00              66.00             5,570                381,467
March 2003 ...........................         73.00              70.00             3,670                259,096
April 2003 ...........................         70.50              62.00             4,380                300,991
May 2003 .............................         67.00              62.00            15,490                974,166
June 2003 ............................         73.00              62.00            14,920              1,019,115
July 2003 ............................         68.00              62.00            11,630                727,330
August 2003 ..........................         65.00              63.07             2,170                140,640
September 1 to September 9, 2003......         75.50              60.00            30,920              2,234,544

         The closing price of the Debentures on the TSX on September 9, 2003 was $74.75 (being $747.50 per $1,000 principal amount of Debentures). The consideration being offered is $750 per $1000 principal amount of Debentures.

         The Common Shares are also listed and posted for trading on the TSX, under the symbol "CXS" and on the Nasdaq under the symbol "CXSN". The following table sets forth for the 12 months preceding the date of the Offer, the intra-day high and low daily trading prices in Canadian dollars for the Common Shares and the volumes of Common Shares traded on the TSX as compiled from published financial sources.

                                                                              TSX
                                             ----------------------------------------------------------------------
PERIOD                                       HIGH (CDN$)           LOW (CDN$)        TRADING VOLUME (NO. OF SHARES)
------                                       -----------           ----------        ------------------------------
September 2002 .......................           3.00                 2.76                        91,413
October 2002 .........................           3.00                 2.60                       142,950
November 2002 ........................           2.70                 2.19                       185,704
December 2002 ........................           2.94                 2.00                       368,925
January 2003 .........................           2.76                 2.40                       225,328
February 2003 ........................           2.60                 1.96                       277,629
March 2003 ...........................           2.60                 2.45                       186,706
April 2003 ...........................           2.53                 2.25                       124,095
May 2003 .............................           2.48                 2.30                       193,585
June 2003 ............................           2.40                 2.20                       403,988
July 2003 ............................           2.45                 2.20                       169,633
August 2003 ..........................           2.30                 2.01                       325,706
September 1 to September 9, 2003......           2.10                 1.11                     5,205,087

         The following table sets forth for the 12 months preceding the date of the Offer, the intra-day high and low daily trading prices in U.S. dollars for the Common Shares and the volumes of Common Shares traded on Nasdaq as compiled from published financial sources.

                                                                              NASDAQ
                                               --------------------------------------------------------------------
PERIOD                                         HIGH ($)              LOW ($)         TRADING VOLUME (NO. OF SHARES)
------                                         --------              -------         ------------------------------
September 2002 .......................           2.00                 1.70                       110,800
October 2002 .........................           1.90                 1.42                       120,250
November 2002 ........................           1.70                 1.40                       115,948
December 2002 ........................           1.85                 1.24                       242,725
January 2003 .........................           1.80                 1.48                        79,900
February 2003 ........................           1.75                 1.30                        83,570
March 2003 ...........................           1.78                 1.34                       281,900
April 2003 ...........................           1.76                 1.54                        85,200
May 2003 .............................           1.78                 1.30                       169,500
June 2003 ............................           1.79                 1.63                       108,100
July 2003 ............................           2.08                 1.53                       211,855
August 2003 ..........................           1.70                 1.36                       153,300
September 1 to September 9, 2003......           1.53                 0.75                     1,065,900

         On August 11, 2003 Counsel announced its intention to offer to purchase all of the outstanding Debentures under the Original Offer. On September 9, 2003 Counsel announced its intention to amend the terms of the Original Offer to purchase the Debentures on the basis of $750 in cash for each $1,000 principal amount of Debentures. The closing price of the Debentures on the TSX on September 8, 2003, being the last full Trading Day immediately preceding the announcement of the Offer on which the Debentures traded, was $60.00 (being $600 per principal amount of $1,000). The closing price for the Common Shares on the TSX and the Nasdaq on September 8, 2003, the last full Trading Day immediately preceding the announcement of the Offer, was Cdn$1.14 and $0.83, respectively.

DEBENTUREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE DEBENTURES AND THE COMMON SHARES.

3.       PURPOSE, EFFECT AND BACKGROUND OF THE OFFER AND SOLICITATION

         The purpose of this Offer and Solicitation is to provide the Debentureholders with cash as an alternative to receiving Common Shares at maturity. The Offer and Solicitation provide Debentureholders with certainty with respect to their holdings and eliminate the risk attributable to the Share Payment Option described in the next paragraph. The Offer of $750 cash represents approximately a 16% premium over the weighted average trading price of the Debentures for the month of August, 2003 and approximately a 14% premium over the weighted average trading price of the Debentures for the first eight months of 2003.

         Under the Existing Trust Indenture, the Corporation can, at maturity, repay its obligations under the Debentures in cash or by the Share Payment Option. On September 9, 2003, Counsel delivered to Debentureholders a notice indicating its intention to exercise the Share Payment Option under the Trust Indenture, which specified that Debentureholders will receive 690 Common Shares per $1,000 principal amount of Debentures as payment for such Debentures on maturity. In the event that the Requisite Consents are not obtained prior to the maturity date of the Debentures (October 31, 2003), the Corporation will repay the remaining Debentures by issuing Common Shares. Under the provisions of the Existing Trust Indenture, the number of Common Shares to be issued on maturity is determined by dividing the aggregate principal amount by 95% of the weighted average trading price of the Common Shares on the TSX (converted to U.S. dollars using the Noon Buying Rate) for 20 consecutive trading days ending on the fifth trading day prior to the date that the requisite notice of such election is given. The application of this formula would result in the issuance of approximately 28,194,000 Common Shares if 100% of the Debentures are repaid via this option. There are currently approximately 20,453,000 Common Shares outstanding. The Common Shares trade on both the TSX and Nasdaq stock exchanges with average daily trading volumes of approximately 11,000 and 7,000 shares per day, respectively, over the 12 month period ended August 31, 2003. The issuance of additional Common Shares to repay the Debentures could affect the trading price of those shares. Accordingly, receipt of Common Shares in exchange for Debentures at maturity may not be conducive to the monetization of a Debentureholder's position.

         Counsel's intention to repurchase Debentures under the Original Offer was publicly disclosed on August 11, 2003. Following communications with Debentureholders and its advisors, the Corporation decided to amend the terms of the proposed offer to an all cash offer and obtained a commitment for the financing of such an offer. The terms of this Offer were announced on September 9, 2003. After carefully considering all of the factors and other matters set out in this Offering Circular, the Board of Directors has concluded that the Offer and Solicitation represents an appropriate use of Counsel's resources and that the making of the Offer and Solicitation is in the best interests of Counsel. In reaching this decision, the Board of Directors noted that after giving effect to the Offer and Solicitation, Counsel will have sufficient financial resources to provide the liquidity required in the conduct of its on-going business and operations and the completion of the Offer and Solicitation will not prevent Counsel from pursuing its foreseeable business opportunities. The Board of Directors has approved the Offering Circular including the Offer and Solicitation.

         The Offer does not constitute, nor to the best of the knowledge, information and belief of the Board of Directors, is it intended to be followed by a going-private transaction as defined in Ontario Securities Commission Rule 61-501. It is the current intention of the Board of Directors of the Corporation to continue as a publicly traded company and to pursue other business ventures following the completion of the Offer and Solicitation.

         NEITHER COUNSEL NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO ANY DEBENTUREHOLDERS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ANY OR ALL OF SUCH DEBENTUREHOLDER'S DEBENTURES OR CONSENTING TO THE SOLICITATION. NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. EACH DEBENTUREHOLDER MUST MAKE THE DECISION WHETHER TO DEPOSIT THE DEBENTURES TO THE OFFER AND WHETHER TO CONSENT TO THE SOLICITATION. DEBENTUREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND SOLICITATION, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISIONS WHETHER TO DEPOSIT DEBENTURES TO THE OFFER AND WHETHER TO CONSENT TO THE SOLICITATION AND, IF SO, HOW MUCH OF THE DEBENTURES TO DEPOSIT.

         Previously, management of Counsel, in consultation with Counsel's legal advisors, had acknowledged that the Offer, if made, would constitute an "issuer bid" for the purposes of the rules and regulations set out under the applicable Canadian securities laws, requiring that Counsel prepare, among other things, a formal valuation to provide a range of values for the Debentures. However, given the terms of the Debentures and the opinion of Counsel's financial advisor that the convertibility feature of the Debentures is of no material value and that the Debentures trade on the TSX like non-convertible, subordinated, unsecured debt, management of Counsel determined that obtaining the valuation would be a significant expense that would not provide useful information to the Debentureholders. Accordingly, Counsel applied for and has obtained relief from the applicable Canadian securities regulators exempting Counsel from these valuation requirements. See Section 6 of the Offering Circular, "Valuation Exemption".

4.       EFFECT OF THE OFFER ON MARKETS AND LISTINGS

         The purchase of Debentures by Counsel pursuant to the Offer will reduce the amount of Debentures that might otherwise trade publicly, as well as the number of Debentureholders, and, depending on the number of

Debentureholders depositing and the amount of Debentures purchased under the Offer, could adversely affect the liquidity and market value of the remaining Debentures held by the public.

         The rules and regulations of the TSX establish certain distribution criteria which, if not met, could lead to the delisting of the Debentures from such exchange. Depending on the amount of Debentures purchased pursuant to the Offer, it is possible that the Debentures would fail to meet the criteria for continued listing on the TSX.

5.       OWNERSHIP AND TRADING OF SECURITIES OF THE CORPORATION

         To the knowledge of Counsel, after reasonable inquiry, the following table indicates, as at August 31, 2003, the number or principal amount of outstanding securities of Counsel beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and senior officer of Counsel and their respective associates, and, to the knowledge of Counsel, by each person or company which holds more than 10% of the Common Shares as well as by each person or company acting jointly or in concert with Counsel.

                                                                                                       % OF OUTSTANDING
                                                                                         PRINCIPAL         CLASS OF
                                                                          NUMBER         AMOUNT OF        SECURITIES
NAME                             RELATIONSHIP WITH THE CORPORATION     OF SHARES(1)      DEBENTURES    (DEBENTURES/SHARES)
----                             ---------------------------------     ------------      ----------    -------------------
ALLAN SILBER ..................  Chairman, President and Chief         3,941,311(2)            --              19.24
                                 Executive Officer and Director                          $855,000               2.09
FRANK ANDERSON, F.C.A..........  Director                                     --               --                 --
ANTHONY F. GRIFFITHS...........  Director                                 40,000               --               0.19
NORMAN HILL ...................  Director                                231,550               --               1.13
WILLIAM H. LOMICKA ............  Director                                 36,700               --               0.18
PHILLIP REICHMANN .............  Director                                 28,100(3)            --               0.14
GARY CLIFFORD..................  Chief Financial Officer                       -               --                 --
KELLY MURUMETS.................  Executive Vice President                250,000               --               1.22
STEPHEN WEINTRAUB..............  Senior Vice President and               216,901               --               1.06
                                 Secretary

-------------
Notes:

(1) The information as to Common Shares and Debentures beneficially owned or controlled by the above individuals, not being within the knowledge of the Corporation, has been furnished by the respective directors and senior officers.

(2) Allan Silber owns 184,150 Common Shares and CXS Holdings Inc., a corporation controlled by Allan Silber, owns 3,757,161 Common Shares. In addition, Allan Silber's spouse and children own 2,498,568 Common Shares.

(3) Philip Reichmann is a member of the Albert Reichmann family which directly and beneficially owns PF&R Holdings Inc., a private corporation, which owns 1,000,000 Common Shares.

6.       FINANCIAL STATEMENTS

         The most recent financial statements of the Corporation for the three and six month periods ended June 30, 2003 have been filed on SEDAR and will be sent to any Debentureholder without charge, upon request.

7.       VALUATION EXEMPTION

         Counsel has obtained relief from the applicable Canadian securities regulatory authorities exempting Counsel from the requirement to provide an independent opinion as to a value or range of values for the Debentures. A valuation would not have been required if the Debentures were not convertible into Common Shares. The application was based upon a submission that (i) the convertibility feature of the Debentures is of no material value; (ii) the Debentures trade on the TSX like non-convertible, subordinated, unsecured debt based on the underlying credit worthiness of Counsel, as well as on the implied interest yield of the Debentures which investors can readily compare to other available income-producing securities; (iii) the Debentureholders already know and understand the terms attaching to the Debentures and the basis upon which the Debentures trade, which knowledge, coupled with disclosure in the Offering Circular, will be sufficient for the Debentureholders to decide whether or not to tender to the Offer; and (iv) the costs of preparing a formal valuation of the Debentures would exceed the benefits to be derived from the formal valuation. Accordingly, it was submitted that the possible benefit to Debentureholders of being provided with a formal valuation does not justify the expense to Counsel in obtaining one.

8.       ACCEPTANCE OF THE OFFER AND SOLICITATION

         The Board of Directors of Counsel has made inquiries of each of the directors and senior officers of Counsel and any person or company holding more than 10% of the Common Shares as to their intentions with respect to the Offer. To the knowledge of Counsel, all of the above-noted persons who own Debentures have indicated an intention to accept the Offer.

9.       BENEFITS FROM THE OFFER

         There are no direct or indirect benefits to any of the directors or senior officers of Counsel or their respective associates or to any person or company holding more than 10% of the Common Shares arising as a consequence of their acceptance or refusal to accept the Offer, other than the consideration available to any Debentureholder who does or does not participate in the Offer including, but not limited to the extent that if any such party does not tender his, her or its Debentures under the Offer and Debentures are purchased under the Offer, then his, her or its holdings (if any) shall represent an increased proportion of the issued and outstanding Debentures subsequent to the completion of the Offer.

10.      CONTRACTS, ARRANGEMENTS AND UNDERSTANDINGS

         There are no contracts, arrangements or understandings, formal or informal, between the Corporation and any security holder, director or officer of Counsel with respect to the Offer or any person or company with respect to any security of Counsel in relation to the Offer.

11.      COMMITMENTS TO ACQUIRE SECURITIES OF THE CORPORATION

         Except as set forth in the Offer, Counsel has no commitments to purchase Debentures or other securities of Counsel, other than pursuant to the Offer and the Normal Course Issuer Bid as set out in Section 13 of the Offering Circular. To the knowledge of Counsel, after reasonable inquiry, none of the directors or senior officers of Counsel, their respective associates, any person or company which holds more than 10% of the Common Shares or more than 10% of the Debentures, or any person or company acting jointly or in concert with Counsel, has any commitment to acquire any securities of Counsel.

12.      MATERIAL CHANGES IN THE AFFAIRS OF THE CORPORATION

         Other than already disclosed herein, in quarterly financial reports and in other public disclosure materials, the directors and officers of Counsel are not aware of any information which indicates that any material change has occurred in the affairs of Counsel that has not been generally disclosed. In the ordinary course of business, management identifies and evaluates on an on-going basis various proposals for the enhancement of shareholder value including, without limitation, rationalization of assets, joint venture arrangements, acquisitions and divestitures.

13.      PREVIOUS PURCHASES AND SALES

         During the 12 months preceding the date of the Offer, no securities of Counsel have been purchased or sold by Counsel other than as detailed below.

DEBENTURES PURCHASED FOR CANCELLATION PURSUANT TO NORMAL COURSE ISSUER BID:

                                                                       PRICE ($)/$1000
                                                  NATURE OF          PRINCIPAL AMOUNT OF      AGGREGATE PRINCIPAL
DATE                                             TRANSACTION             DEBENTURES         AMOUNT OF DEBENTURES ($)
----                                             -----------         -------------------    ------------------------
December 3, 2002...........................        Purchase               690.00                       200,000
February 26, 2003..........................        Purchase               692.00                         5,000
February 27, 2003..........................        Purchase               692.00                         4,000
April 7, 2003..............................        Purchase               692.00                         2,000
April 8, 2003..............................        Purchase               692.00                         2,000
April 9, 2003..............................        Purchase               692.00                        96,000
April 16, 2003.............................        Purchase               682.40                        10,000
April 17, 2003.............................        Purchase               682.40                        15,000
April 22, 2003.............................        Purchase               682.40                        68,000
April 23, 2003.............................        Purchase               682.40                         7,000
May 14, 2003...............................        Purchase               620.00                         7,000
May 15, 2003...............................        Purchase               620.00                         6,000
May 16, 2003...............................        Purchase               620.00                         1,000
May 26, 2003...............................        Purchase               625.00                       772,000
July 4, 2003...............................        Purchase               620.00                       705,000

COMMON SHARES PURCHASED FOR CANCELLATION PURSUANT TO NORMAL COURSE ISSUER BID:

         The following table sets out monthly aggregate amounts for the twelve month period preceding the date of the Offer.

                                                  NATURE OF        AVERAGE PURCHASE PRICE       NUMBER OF SHARES
PERIOD                                           TRANSACTION          PER SHARE CDN ($)            PURCHASED
------                                           -----------       ----------------------       ----------------
September 2002.............................        Purchase                 2.94                       74,200
October 2002...............................        Purchase                 2.69                       97,500
November 2002..............................        Purchase                 2.40                      110,300
December 2002..............................        Purchase                 2.16                       48,100
January 2003...............................        Purchase                  N/A                            0
February 2003..............................        Purchase                 2.04                      117,900
March 2003.................................        Purchase                 2.47                      144,000
April 2003.................................        Purchase                 2.44                       96,200
May 2003...................................        Purchase                 2.36                      171,300
June 2003..................................        Purchase                 2.28                      257,800
July 2003..................................        Purchase                 2.20                          200
August 2003................................        Purchase                 2.12                      224,600
September 2003.............................        Purchase                 1.86                       30,000

14.      PREVIOUS DISTRIBUTIONS

         There have been no distributions of Debentures during the five years preceding the Offer.

15.      DIVIDEND POLICY

         There exists no restriction on the Corporation's ability to declare dividends. The declaration and payment of dividends is decided by the Corporation's Board of Directors from time to time based upon and subject to the Corporation's earnings, financial requirements and other conditions prevailing at the time.

16.      CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

         In the opinion of Goodmans LLP, the following summary accurately describes the principal Canadian federal income tax considerations under the Tax Act generally applicable to Debentureholders who dispose of Debentures pursuant to the Offer, a Compulsory Acquisition or as a consequence of the Proposed Amendments, and who, for the purposes of the Tax Act, (i) hold their Debentures as capital property; (ii) deal at arm's length with Counsel; and (iii) are not affiliated with Counsel. The Debentures will generally constitute capital property to a holder thereof unless the holder holds such property in the course of carrying on a business or has acquired such property in a transaction or transactions considered to be an adventure in the nature of trade. Certain Canadian resident Debentureholders who do not hold their Debentures as capital property may be entitled to make an irrevocable election under subsection 39(4) of the Tax Act to have such property, and all of their other Canadian securities, treated as capital property. This summary is not applicable to a Debentureholder who is a "specified financial institution" for the purposes of the Tax Act or a "financial institution" as defined in section 142.2 of the Tax Act. Such Debentureholders should consult their own tax advisors.

         The summary is based on the current provisions of the Tax Act, the regulations thereunder and legal counsel's understanding of the current published administrative policies and assessment practices of the Canada Customs and Revenue Agency (the "CCRA"). This summary also takes into account all specific proposals to amend the Tax Act and regulations thereunder that have been publicly announced by the Minister of Finance prior to the date hereof, although no assurances can be given that such proposals will be enacted in the form announced or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by judicial, governmental or legislative decision or action, or changes in administrative policies or assessment practices of the

CCRA, nor does it take into account any provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein.

         THE FOLLOWING SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR DEBENTUREHOLDER. ACCORDINGLY, DEBENTUREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF DISPOSING OF THEIR DEBENTURES PURSUANT TO THE OFFER, A COMPULSORY ACQUISITION OR AS A CONSEQUENCE OF THE PROPOSED AMENDMENTS, HAVING REGARD TO THEIR PARTICULAR CIRCUMSTANCES.

FOREIGN CURRENCY

         For the purposes of the Tax Act, all amounts relating to the acquisition, holding and/or disposition of Debentures or Post-Amendment Debentures (as defined below), including adjusted cost bases, proceeds of disposition, dividends and amounts of interest, must be converted into Canadian dollars using the foreign exchange rates prevailing at the time such amount arises.

RESIDENTS OF CANADA

         The following portion of the summary is generally applicable to Debentureholders who, at all relevant times, for the purposes of the Tax Act, are, or are deemed to be, resident in Canada.

         Disposition of Debentures. A Debentureholder who disposes of Debentures pursuant to the Offer or a Compulsory Acquisition will be considered to have disposed of such Debentures for proceeds of disposition equal to the fair market value of the consideration received on the disposition (excluding any accrued interest). Upon disposition, any interest paid to a Debentureholder, or interest that has accrued on the Debentures to the date of disposition and which would otherwise be payable after that date, must be included in computing the income of the Debentureholder, except to the extent it was included in computing the income of the Debentureholder for a previous taxation year. A Debentureholder will generally realize a capital gain (or capital loss) equal to the amount by which the Debentureholder's proceeds of disposition, net of any accrued interest and any reasonable costs of disposition, are greater than (or less than) the adjusted cost base to the Debentureholder immediately before the disposition of the Debentures.

         For a description of the tax treatment of capital gains and capital losses, see the discussion under the heading "Taxation of Capital Gains and Capital Losses" below.

         The Proposed Amendments. If the Existing Trust Indenture is amended as outlined in the Proposed Amendments, it is unclear whether a Debentureholder would be considered to have disposed of its Debentures for tax purposes at the time the Proposed Amendments become effective. If the Proposed Amendments result in a disposition of the Debentures for tax purposes, Debentureholders will be considered to have disposed of their Debentures for proceeds of disposition equal to the fair market value of the Debentures after taking into account the Proposed Amendments and excluding any accrued interest (the "Post-Amendment Debentures"). Upon disposition, any interest paid to a Debentureholder, or interest that has accrued on the Debentures to the date of disposition and which would otherwise be payable after that date, must be included in computing the income of the Debentureholder, except to the extent it was included in computing the income of the Debentureholder for a previous taxation year. A Debentureholder will generally realize a capital gain (or capital loss) equal to the amount by which the Debentureholder's proceeds of disposition, net of any accrued interest and any reasonable costs of disposition, are greater than (or less than) the adjusted cost base to the Debentureholder of the Debentures immediately before their disposition. However, any capital loss realized by a Debentureholder in these circumstances will be denied and will be added to the adjusted cost base to the Debentureholder of the Post-Amendment Debentures. Therefore, the adjusted cost base to the Debentureholder of the Post-Amendment Debentures will be equal to their fair market value plus the amount of the denied loss. DEBENTUREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS.

         For a description of the tax treatment of capital gains and capital losses, see the discussion under the heading "Taxation of Capital Gains and Capital Losses" below.

          Taxation of Interest on the Post-Amendment Debentures. A holder of Post-Amendment Debentures that is a corporation, partnership, unit trust or any trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year all interest that accrues to it on the Post-Amendment Debentures to the end of that taxation year or that becomes receivable or is received by the holder before the end of that taxation year, including on a redemption or repayment on maturity, except to the extent that such interest was included in computing the holder's income for a previous taxation year.

         Any other holder of Post-Amendment Debentures will be required to include in computing its income for a taxation year all interest on the Post-Amendment Debentures that is received or receivable by the holder in that taxation year (depending upon the method regularly followed by the holder in computing its income) to the extent that the interest was not included in computing the holder's income for a previous taxation year. In addition, such holder will be required to include in computing its income for a taxation year any interest that accrued to the holder to the end of any "anniversary day" (as defined in the Tax Act) in that year to the extent that such amount was not otherwise included in computing the holder's income for that or a previous taxation year.

         A holder of Post-Amendment Debentures that is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax of 6?% on investment income. For this purpose, investment income will generally include interest income and taxable capital gains.

         Disposition of the Post-Amendment Debentures. An actual or deemed disposition of the Post-Amendment Debentures, including on a redemption or repayment on maturity, will generally result in the same tax consequences as discussed above under the heading "Disposition of Debentures".

         Taxation of Capital Gains and Capital Losses. Where, in the circumstances described above, a holder of Debentures or Post-Amendment Debentures realizes a capital gain or capital loss, one-half of any such gain (a "taxable capital gain") generally will be included in computing the holder's income for the taxation year of disposition and one-half of any such capital loss (an "allowable capital loss") may be deducted against taxable capital gains in the taxation year of disposition. Allowable capital losses that cannot be deducted against taxable capital gains in the taxation year in which they are realized generally can be deducted against taxable capital gains realized in any of the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard.

         A "Canadian-controlled private corporation" (as defined in the Tax Act) may be subject to the additional refundable tax of 6 2/3% on taxable capital gains.

NON-RESIDENTS OF CANADA

         The following portion of the summary is generally applicable to Debentureholders who, at all relevant times, for the purposes of the Tax Act and any applicable income tax treaty or convention, is neither resident nor deemed to be resident in Canada and who does not (and will not) use or hold, and is not (and will not be) deemed by the Tax Act to use or hold, such holder's Debentures or Post-Amendment Debentures in connection with carrying on a business in Canada (a "Non-Resident"). Special rules, which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere.

          Disposition of the Debentures. A Non-Resident will not be subject to tax under the Tax Act on any capital gain realized on the disposition of the Debentures unless the Debentures constitute "taxable Canadian property" (as defined in the Tax Act) to the holder and the holder is not entitled to relief under an applicable income tax treaty or convention.

          Generally, a Debenture will not be taxable Canadian property to the holder at a particular time if the Common Shares are listed on a prescribed stock exchange (which includes the TSX), and the holder, alone or together with persons with whom such holder does not deal at arm's length, has not owned (or had an option to acquire) 25% or more of the issued shares of any class or series of Counsel at any time during the five year period immediately preceding the particular time. For this purpose, a holder will be considered to own the Common Shares into which such holder's Debentures may be converted. NON-RESIDENTS WHOSE DEBENTURES CONSTITUTE TAXABLE CANADIAN PROPERTY SHOULD CONSULT THEIR OWN TAX ADVISORS.

          A Non-Resident will not be subject to Canadian withholding tax in respect of any interest accrued to the date of disposition of the Debentures pursuant to the Offer.

          The Proposed Amendments. As discussed above under the heading "The Proposed Amendments" in the "Residents of Canada" section of this summary, it is unclear whether a Debentureholder would be considered to have disposed of its Debentures for tax purposes at the time the Proposed Amendments become effective. If the Proposed Amendments result in a disposition of the Debentures for tax purposes, the tax consequences to a Non-Resident of such a disposition will generally be the same as described above under the heading "Disposition of the Debentures" in the "Non-Residents of Canada" section of this summary. NON-RESIDENTS SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS.

         Taxation of Interest on the Post-Amendment Debentures. If the Proposed Amendments result in a disposition of the Debentures for tax purposes, interest that accrues on the Post-Amendment Debentures and which is paid or credited or is deemed to be paid or credited to a Non-Resident will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the interest. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident. The Corporation has advised legal counsel that it, or its authorized agent, will deduct Canadian withholding tax in respect of any interest on the Post Amendments Debentures.

         Disposition of the Post-Amendment Debentures. The tax consequences to a Non-Resident on a disposition or deemed disposition of the Post-Amendments Debentures will generally be the same as those described above under the heading "Disposition of the Debentures" in the "Non-Residents of Canada" section of this summary, except that upon the disposition of a Post-Amendment Debenture to a Canadian resident (including a disposition to Counsel by means of a redemption or repayment), a holder who is a Non-Resident will be subject to Canadian withholding tax on the amount of any accrued interest at that time and the amount by which fair market value of the consideration received from Counsel, or any other Canadian resident, exceeds the amount for which the Post-Amendment Debenture was issued. The withholding tax rate will be the same as described above under the heading "Taxation of Interest on the Post-Amendment Debentures" in the "Non-Residents of Canada" section of this summary. The Corporation has advised legal counsel that it, or its authorized agent, will deduct Canadian withholding tax in respect of any interest, or deemed interest, on the Post-Amendment Debentures.

17.      ELIGIBILITY FOR INVESTMENT

         The Post-Amendment Debentures will not, as of the date of issue, be precluded as investments under the statutes listed below, and where applicable, the relevant regulations, in each case subject to general investment provisions and in certain cases subject to prudent investment requirements and requirements relating to investment or lending policies or goals as set out in such statutes and regulations:

  Insurance Companies Act (Canada);                         Pension Benefits Act (Nova Scotia);
  Pension Benefits Standards Act, 1985 (Canada);            Trustee Act (Nova Scotia);
  Trust and Loan Companies Act (Canada);                    Pension Benefits Act (Ontario);
  Cooperative Credit Associations Act (Canada);             Trustee Act (Ontario);
  Loan and Trust Corporations Act (Alberta);                Loan and Trust Corporations Act (Ontario);
  Insurance Act (Alberta);                                  An Act respecting insurance (Quebec) for an insurer
  Employment Pension Plans Act (Alberta);                   incorporated under the laws of the Province of Quebec,
  Alberta Heritage Savings Trust Fund Act (Alberta);        other than a guaranteed fund;
  Pension Benefits Standards Act (British Columbia);        An Act respecting trust companies and savings companies
  Financial Institutions Act (British Columbia);            (Quebec) for a trust corporation investing its own
  The Insurance Act (Manitoba);                             funds and funds received as deposits and a savings
  The Trustee Act (Manitoba);                               corporation investing its own funds;
  The Pension Benefits Act (Manitoba);                      Supplemental Pension Plans Act (Quebec); and
                                                            The Pension Benefits Act, 1992 (Saskatchewan).

         In the opinion of Goodmans LLP, legal counsel to the Corporation, the Post-Amendment Debentures will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan or a deferred profit sharing plan (other than, with respect to the Post-Amendment Debentures a trust governed by a deferred profit sharing plan to which contributions are made by the Corporation or a corporation with which the Corporation does not deal at arm's length within the meaning of the Tax Act) provided the Common Shares remain listed on a prescribed stock exchange in Canada (which includes the TSX). In the opinion of Goodmans LLP, the Post-Amendment Debentures will not constitute foreign property for persons subject to tax under Part XI of the Tax Act.

18.      CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

         Counsel is not aware of any license or regulatory permit that is material to Counsel's business that might be adversely affected by Counsel's acquisition of Debentures pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Debentures by Counsel pursuant to the Offer and that has not been obtained on or before the date hereof, other than the approvals described below under "Source of Funds". Should any such approval or other action be required, the Corporation currently contemplates that such approval or other action will be sought. Counsel cannot predict whether it may determine that it must delay the acceptance for payment of Debentures deposited pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to Counsel's business. Counsel's obligations under the Offer to accept for payment and pay for Debentures are subject to certain conditions. See Section 9 of the Offer to Purchase, "Conditions of the Offer".

19.      SOURCE OF FUNDS

         If Counsel were to purchase the entire aggregate principal amount of $40,861,000 of Debentures pursuant to the Offer for an amount equal to $750 for each $1,000 principal amount of Debentures, the aggregate cash consideration to be paid by Counsel would be $30,645,750. The total amount of funds required to purchase the Debentures subject to the Offer, together with all related fees and expenses, will be funded out of cash on hand and from a $30,000,000 financing arrangement obtained from a third party lender (the "Loan"). The funds drawn pursuant to the Loan will bear interest at 8% per annum and be repayable on the third anniversary of the date they are advanced. The Corporation must make prepayments on the Loan from the net proceeds of any sales of its interests in nursing homes and retirement centres in Canada. In consideration for making the Loan, the lender will receive one-third of a Common Share purchase warrant for each dollar advanced to the Corporation, each whole warrant being exercisable for one Common Share at an exercise price of Cdn.$2.50 per share. The warrants are not exercisable in the first 120 days after they are issued and have a three year term. If the number of warrants issued could result in the issuance of Common Shares exceeding 20% of the number of Common Shares currently outstanding, Nasdaq rules require that the Corporation obtain shareholder approval for such issuance. The TSX has a similar requirement at a 25% threshold. The Corporation has applied for permission from the Nasdaq and the TSX to obtain such shareholder approval by way of written consent. If the number of warrants to be issued would exceed such thresholds and shareholder approval is not obtained by July 1, 2004, the maximum number of warrants that may be issued would not exceed 20% of the number of Common Shares currently outstanding and the exercise price of such warrants would be reduced to Cdn.$1.25 per share. The Corporation shall have the right (by written notice) to require the lender to exercise all of the then outstanding warrants if the weighted average trading price of the Common Shares exceeds Cdn.$7.50 on the TSX for 30 consecutive trading days at any time during the time the warrants are outstanding; provided that all of the proceeds of the exercise of such warrants are used by the Corporation to repay the Loan to the extent still outstanding. For as long as the Loan is outstanding and the lender owns common shares of the Corporation which, together with any warrants owned by the lender, would entitle the lender to own at least 20% of the number of Common Shares of the Corporation outstanding (assuming the exercise of any such warrants), the lender shall have the right to require the Corporation to nominate one nominee of the lender for election by the shareholders to the board of directors of the Corporation.

20.      DEPOSITARY

         Counsel has appointed Computershare Trust Company of Canada to act as Depositary for: (i) the receipt of certificates representing Debentures and related Letters of Transmittal and Notices of Guaranteed Delivery deposited under the Offer; (ii) the receipt of certificates delivered pursuant to the procedures for guaranteed delivery set forth in Section 7 of the Offer; (iii) the receipt from Counsel of cash to be paid in consideration of the Debentures acquired by Counsel under the Offer, as agent for the depositing holders of Debentures; and (iv) transmitting such cash to the depositing holders, as agent for the depositing holders.

21.      DEALER MANAGER

         The Corporation has retained BMO Nesbitt Burns Inc. to act as dealer manager. The dealer manager has agreed to manage a group to solicit Debentureholders to tender their Debentures pursuant to the Offer and to execute Consents to the Proposed Amendments pursuant to the Solicitation. Such soliciting dealer group will be comprised of members of the Investment Dealers Association of Canada and members of the Canadian stock exchanges.

22.      STATUTORY RIGHTS

         Securities legislation in certain of the provinces and territories of Canada provides securityholders with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such securityholders. However, these rights must be exercised within prescribed time limits. Debentureholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

23.      RIGHT OF APPRAISAL AND ACQUISITION

         If within 120 days after the date of the Offer, the Offer is accepted by holders of not less than 90% of the principal amount of the Debentures to which the Offer relates, other than Debentures held at the date of the Offer by or on behalf of Counsel, or an affiliate or associate (as defined in the OBCA) of Counsel, then Counsel is entitled, upon complying with section 188 of the OBCA, to acquire the Debentures held by Debentureholders who did not accept the Offer (a "Dissenting Offeree") (which definition includes any person who subsequently acquires any of such Debentures) on the same terms as the Debentures acquired under the Offer (a "Compulsory Acquisition").

         To exercise this statutory right, Counsel must give notice of such acquisition (the "Offeror's Notice") to the Dissenting Offerees and to the Director under the OBCA on or before the earlier of the 60th day after the Expiration Date and the 180th day following the date of the Offer. Counsel is deemed to hold in trust for the Dissenting Offerees the consideration Counsel would have had to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer and within 20 days after giving the Offeror's Notice, Counsel shall deposit any such money in a separate account in a bank or other body corporate any of whose deposits are insured by the Canada Deposit Insurance Corporation and Counsel shall place the other consideration in the custody of a bank or such other body corporate. Within 10 days after Counsel has deposited the money and placed the other consideration with a bank or other body corporate as noted above, Counsel shall give notice of the date of such compliance to the Dissenting Offerees.

         In accordance with section 188 of the OBCA, within 20 days after receipt of the Offeror's Notice, each Dissenting Offeree must send the certificate evidencing the Debentures held by such Dissenting Offeree to Counsel and each Dissenting Offeree may elect either to (i) transfer those Debentures to Counsel on the terms on which the Corporation acquired Debentures under the Offer, or (ii) demand payment of the fair value of those Debentures by so notifying Counsel within 20 days after receiving the Offeror's Notice. At any time prior to this 30th day following the day upon which the Offeror's Notice is sent to the Dissenting Offerees, a Dissenting Offeree who has demanded payment of the fair value of his Debentures in accordance with (ii) above, may apply to the court for an order requiring Counsel to provide, in such form as the court considers appropriate, such additional security for payment to the Dissenting Offerees of the fair value of the Debentures as the court may determine to be necessary, pending the determination of such fair value.

         A Dissenting Offeree who does not within 20 days after receiving the Offeror's Notice notify Counsel that such Dissenting Offeree is electing to demand payment of the fair value of his or her Debentures is deemed to have elected to transfer his or her Debentures to Counsel on the same terms that the Corporation acquired the Debentures from Debentureholders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Debentures, Counsel may apply, within 20 days after depositing the money and consideration to a bank or other body corporate referred to above, to the court having jurisdiction to hear an application to fix the fair value of such Debentures of that Dissenting Offeree. If Counsel fails to apply to such court within such 20 days, the Dissenting Offeree may then apply to the court having jurisdiction within a further period of 20 days to have such court fix the fair value of the Debentures. If no such application is made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Debentures to the Corporation on the terms that Counsel acquired Debentures from Debentureholders who accepted the Offer. Any judicial determination of the fair value of the Debentures could be more or less than the amount paid pursuant to the Offer.

         THE FOREGOING IS ONLY A SUMMARY OF THE RIGHT OF COMPULSORY ACQUISITION WHICH MAY BECOME AVAILABLE TO COUNSEL. THE SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 188 OF THE OBCA. DEBENTUREHOLDERS SHOULD REFER SECTION 188 OF THE OBCA FOR THE FULL TEXT OF THE RELEVANT STATUTORY PROVISIONS, AND THOSE WHO WISH TO BE BETTER INFORMED ABOUT THESE PROVISIONS SHOULD CONSULT THEIR LEGAL ADVISORS. SECTION 188 OF THE OBCA IS COMPLEX AND REQUIRES STRICT ADHERENCE TO NOTICE AND TIMING PROVISIONS, FAILING WHICH SUCH RIGHTS MAY BE LOST OR ALTERED.

         See Section 16 of the Offering Circular, "Canadian Federal Income Tax Considerations" for discussion of the tax consequences to Debentureholders in the event of a Compulsory Acquisition transaction.

24.      FEES AND EXPENSES

         The soliciting dealers will receive a solicitation fee of $20 for each $1,000 of principal amount of Debentures which is deposited and not withdrawn and is taken up and paid for by Counsel pursuant to the Offer. Such solicitation fee is subject to a maximum per beneficial Debentureholder of $1,000. Other than fees paid by the Corporation for advisory and other services performed by the Dealer Manager, the Corporation will not pay any other fees or commissions to any broker or dealer or any other person (other than the soliciting dealer's fees) for soliciting deposits of Debentures pursuant to the Offer or Consents to the Proposed Amendments pursuant to the Solicitation. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Corporation for reasonable and necessary costs and expenses incurred by them in forwarding materials to the Debentureholders in accordance with applicable stock exchange rules. Brokers, dealers, banks and trust companies and other nominees may, upon request, be reimbursed by Counsel for customary clerical and mailing expenses incurred by them in forwarding materials to the Debentureholders.

         Counsel has retained Computershare Trust Company of Canada to act as the Depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer including certain liabilities under Canadian provincial securities laws. No fee or commission will be payable by any Debentureholder who transmits his, her or its Debentures directly to the Depositary.

         Counsel expects to incur expenses of approximately Cdn$700,000 in connection with the Offer including filing fees, legal, accounting and printing expenses, as well as remuneration to the Depositary.

25.      RESTRICTIONS APPLICABLE TO U.S. DEBENTUREHOLDERS

         With respect to Debentureholders, who are "U.S. Persons" (as defined in Regulation S under the Securities Act of 1933) Counsel's offer to buy the Debentures is exempt from: (i) the U.S. issuer tender offer rules pursuant to Rule 13e-4(h)(8) of the General Rules and Regulations under the Securities Exchange Act of 1934; and (ii) the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereunder.

         This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Debentureholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

                             CONSENT OF GOODMANS LLP


To:      The Directors of
         COUNSEL CORPORATION

         We hereby consent to the inclusion of our name in the sections entitled "Canadian Federal Income Tax Considerations" and "Eligibility for Investment" in the Offering Circular dated September 12, 2003 accompanying the offer made by Counsel Corporation to the holders of its 6% Convertible Unsecured Subordinated Debentures outstanding and the reference to our opinion contained therein.





                                            (signed)  Goodmans LLP
Toronto, Ontario
September 12, 2003

                            APPROVAL AND CERTIFICATE


September 12, 2003

         The Board of Directors of Counsel has approved the contents of the Offer to Purchase and accompanying Offering Circular dated September 12, 2003 and authorized the sending thereof to the Debentureholders of Counsel. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, nor does it contain any misrepresentation likely to affect the value or the market price of the Debentures within the meaning of the Securities Act (Quebec).


                               COUNSEL CORPORATION





         (signed) Allan Silber               (signed) Gary Clifford

             Allan Silber                         Gary Clifford
 Chairman and Chief Executive Officer        Chief Financial Officer



                       On behalf of the Board of Directors






        (signed) Frank Anderson            (signed) William H. Lomicka

        Frank Anderson, F.C.A.                 William H. Lomicka
               Director                             Director

     The Consent, Letter of Transmittal and Election Form, certificates for Debentures and any other required documents should be sent or delivered by each depositing Debentureholder of Counsel or his, her or its broker, dealer, bank, trust company or other nominee to the Depositary at its address below:


                    OFFICES OF THE DEPOSITARY FOR THIS OFFER

                      COMPUTERSHARE TRUST COMPANY OF CANADA

                      Computershare Trust Company of Canada
                        100 University Avenue, 9th Floor
                                Toronto, Ontario
                                     M5J 2Y1

                            Telephone: (514) 982-7888
                            Toll Free: 1-800-564-6253
                            Facsimile: (416) 981-9663
                e-mail address: caregistryinfo@computershare.com


Any questions or requests for assistance may be directed to the Depositary, in respect of the completion of the Consent, Letter of Transmittal and Election Form or the Notice of Guaranteed Delivery, at its addresses and telephone and facsimile numbers set forth herein, or to Counsel, in respect of the details of the Offer, at The Exchange Tower, Suite 1300, P.O. Box 435, 130 King Street West, Toronto, Ontario M5X 1E3 (Telephone: 416.866.3000; Facsimile:
416.866.3061) Attention: The Secretary. Additional copies of the Offer to Purchase, the Consent, Letter of Transmittal and Election Form and the Notice of Guaranteed Delivery may be obtained from the Depositary. Debentureholders may also contact their broker, dealer, bank or trust company for assistance concerning the Offer.

                      THE DEALER MANAGER FOR THE OFFER IS:

                             BMO NESBITT BURNS INC.

                             BMO Nesbitt Burns Inc.
                        1 First Canadian Place, Suite 400
                                Toronto, Ontario
                                     M5X 1H3

                                   For further
                              information contact:
                                 Sachin Mahajan
                            Telephone: (416) 359-4773
                            Facsimile: (416) 359-4118